EXHIBIT 10.3

GPlus Media Meetings: Agenda and Corporate Minutes

Date: August 27, 2007

Time: 5:00 pm

Location: Tokyo office

Facilitators- Erik Gain, Peter Wilson

Attendees- Erik Gain, Peter Wilson

Proposed Agenda and “Outcomes”:

1.	To approve IA Global and GPlus Media share allocations, based on the Share Exchange Agreement, signed August 24, 2007.

Conclusions (Actual)

1.	the Board agreed, by Directors Eric Gain and Peter Wilson, representing a two thirds majority, to allocate IAO and GPlus Media shares as follows:

Erik Gain- 335 shares of GPlus Media and 1,533,333 shares of IA Global

Peter Wilson- 335 shares of GPlus Media and 1,533,333 shares of IA Global

Elo Kent- 80 shares of GPlus Media and 819,047 shares of IA Global

Other Notes:

The items above were part of the terms in our recent deal with IA Global to exchange 250 shares of GPlus Media shares for 3,885,713 shares of IAO at $.35 per share (Contract signed on August 24, 2007).

GPlus Media

/s/ Peter Wilson

/s/ Erik Gain